September 18, 2019

BTCS Inc. (the “Company”)

Dear Thomas:

For good and valuable consideration, BTCS Inc. (the “Company”) and Cavalry Fund I LP (the “Fund”) have agreed to exchange that certain $200,000 12% Promissory Note dated December 18, 2018, including $17,973 accrued and unpaid interest (the “Old Note”) for a new $217,973 12% Convertible Note dated September 18, 2019 (the “New Note”) in the form attached hereto as Exhibit A. The New Note shall become due on December 18, 2019 and shall be convertible at 20% of the closing price of the Company’s common stock on the principal trading market on the date before exercise with a floor price of $0.10 per share (all such prices shall be adjusted for stock splits and other adjusting actions on the Company’s common stock). The Fund shall return to the Company the Old Note on or before September 21, 2019.

The Fund and the Company confirm that the Company has not received any consideration for the transactions contemplated by this Agreement. Pursuant to Rule 144 pursuant to the Securities Act of 1933 (“Securities Act”) and the rules and regulations promulgated thereunder, the holding period of the New Note tacks back to December 18, 2018, the issue date of the Old Note. The Company hereby confirms that the Fund is not an affiliate as defined under Rule 144. Upon the issuance of any common stock pursuant to the terms of this Agreement and the New Note, the common stock shall be freely tradable under Section 3(a)(9) of the Securities Act and Rule 144. The Company agrees not to take a position contrary to this paragraph.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you hereby agree, indicate so below and the Company will issue you the New Note.

Sincerely,

Charles

We hereby agree:

Cavalry Fund I LP

By:	/s/ Thomas Walsh
Name:	Thomas Walsh
Title:	Managing Member

BTCS INC.